EXHIBIT 99.1
NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com
LA-Z-BOY ANNOUNCES CORPORATE INITIATIVES
MONROE, MI. November 6, 2008—La-Z-Boy Incorporated (NYSE: LZB) today announced a series of initiatives designed to respond to the challenges of the current operating environment.
Due to difficult macroeconomic conditions, fueled principally by events in the financial, credit and housing markets, declining consumer confidence and the discretionary nature of home furnishings purchases, La-Z-Boy will take the following actions to align its operating structure with today’s level of business. It will:
•	Immediately reduce its headcount by about 10%, or approximately 850 employees, across all levels of the company;

•	Close 15 to 20 La-Z-Boy Furniture Galleries® stores, primarily dealer owned, over the next 90 to 120 days, due to the overall tightening of the credit markets;

•	Significantly reduce its planned fiscal 2009 capital expenditures from approximately $27 million to approximately $18 million to $20 million; and

•	Aggressively reduce its overall operating expenses and inventories to be in alignment with today’s volumes.
Kurt Darrow, La-Z-Boy’s President and Chief Executive Officer, said, “Given the turmoil in the global financial markets coupled with declining consumer confidence and tightening credit, the furniture industry is in the midst of an unprecedented downward spiral as the consumer reacts to these events by postponing home furnishings and other discretionary purchases. Based on the magnitude of the change in our incoming order rates, we are taking immediate action to aggressively reshape our business so that our costs and inventories more accurately reflect the reality of the current operating climate. While these decisions are difficult to make and we regret the impact they will have on those affected and their families, they are necessary to structure our company to operate more efficiently in what has rapidly turned in recent weeks into a much weaker demand environment. In the short-term, we will focus on managing the business for cash generation and ensuring the continued liquidity of our corporation.”
Darrow added, “Although we are making these significant changes and curtailing our expenditures on a number of projects that do not contribute immediately to the bottom line, we are continuing to move forward with our investment in several major initiatives that are key to our profitable growth. These include our new cut-and-sew facility in Mexico, which is scheduled to open in January of 2009, and the continued warehouse consolidation process of the La-Z-Boy Furniture Galleries® dealer base. Importantly, we have every confidence that both the strength of our brand and maintaining a strong financial position will allow us to weather the unprecedented storm that has had an adverse effect on our industry.”
Severance and other benefit costs will result in an approximate $1.5 million to $2.5 million pre-tax charge, the majority of which will be incurred in the third quarter of the company’s 2009 fiscal year.
The company plans to report its fiscal 2009 second-quarter results after the close of market on November 18, 2008, with a conference call scheduled for the morning of November 19, 2008, and will update the investment community with more details on its various initiatives at that time.
Forward-looking Information
Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence; (b) changes in demographics; (c) further changes in the housing market; (d) the impact of terrorism or war; (e) continued energy price changes; (f) the impact of logistics on imports; (g) the impact of interest rate changes; (h) changes in currency exchange rates; (i) competitive factors; (j) operating factors, such as supply, labor or distribution disruptions including changes in operating conditions or costs; (k) effects of restructuring actions; (l) changes in the domestic or international regulatory environment; (m) ability to implement global sourcing organization strategies; (n) fair value changes to our intangible assets due to actual results differing from projected; (o) the impact of adopting new accounting principles; (p) the impact from natural events such as hurricanes, earthquakes and tornadoes; (q) the ability to procure fabric rolls and leather hides or cut and sewn fabric sets domestically or abroad; (r) continued decline in the credit market and potential impacts on our customers; (s) those matters discussed in Item 1A of our fiscal 2008 Annual Report and factors relating to acquisitions and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

Additional Information
This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:
http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.
Background Information
La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.
The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 333 stand-alone La-Z-Boy Furniture Galleries® stores, 21 La-Z-Boy In-Store Galleries and 387 Comfort Studios, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.
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